EXHIBIT 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Corning Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP
New York, New York

May 7, 2010